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Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES RECORD 2004 EARNINGS

        DENVER, February 24, 2005.    Western Gas Resources, Inc. (NYSE:WGR) today announced that for the year ended December 31, 2004, net income increased 42 percent to a record $119.2 million, or earnings of $1.61 per share of common stock, compared to net income in 2003 of $84.2 million, or earnings of $1.13 per share of common stock. Earnings per share of common stock for both periods are on a fully-diluted basis and are after giving effect to preferred stock dividends. Net income for the year ended December 31, 2004 includes the effect of a one-time after-tax benefit for a change in accounting principle of $4.7 million, or $0.06 per diluted share. Net income for the year ended December 31, 2003 includes the cumulative effect of a one-time after-tax charge for a change in accounting principle of $6.7 million, or $0.09 per diluted share.

        For the fourth quarter of 2004, net income increased 115 percent to $41.0 million, or earnings of $0.55 per share of common stock, compared to net income of $19.1 million, or earnings of $0.25 per share of common stock, for the same period in 2003. Earnings per share for both periods are on a fully-diluted basis and the fourth quarter of 2003 is also after giving effect to preferred stock dividends.

        For the year ended December 31, 2004, revenues were $3.1 billion, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, loss from the early extinguishment of debt and the effect of a change in accounting principle) was $309.0 million and cash flow before working capital adjustments was $278.9 million.

        For the fourth quarter of 2004, revenues totaled $853.9 million, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $95.8 million and cash flow before working capital adjustments was $94.2 million.

        See the tables below for reconciliation of adjusted EBITDA and cash flow before working capital adjustments.

        Volumes and prices.    Net production was 55.5 billion cubic feet equivalent ("Bcfe") in 2004 and averaged 152 million cubic feet equivalent per day ("MMcfed"), representing a five percent increase compared to 2003. Natural gas equity production sold was 55.9 Bcfe in 2004, or 153 MMcfed.

        Gas throughput volumes at the Company's gathering and processing facilities averaged 1.36 billion cubic feet per day ("Bcfd") in 2004, a slight increase compared to 2003.

        Total gas sales volumes marketed, including equity gas production, gas produced at the Company's plants and gas purchased from third parties for resale, averaged 1.2 Bcfd in 2004. Average gas prices increased 13 percent to $5.59 per thousand cubic feet ("Mcf") in 2004 compared to $4.94 per Mcf for the same period in 2003.

        Total natural gas liquids ("NGLs") sales volumes marketed averaged 1.6 million gallons per day ("MMGald") in 2004. Average NGL prices received increased 29 percent to $0.75 per gallon in 2004 compared to $0.58 per gallon in 2003.

        The Company's equity-hedging positions decreased operating profit by $2.6 million in the fourth quarter of 2004 and by $9.0 million for the full year of 2004. This compares to a decrease in operating profit due to equity hedging of $7.0 million in the fourth quarter of 2003 and $36.1 million for the full year of 2003.

        Operations.    The Company's fully integrated operations include exploration, production, gathering, processing, treating, transportation and marketing of natural gas and NGLs.

        Exploration and production realized segment-operating profit (EBITDA before general and administrative expenses) of $156.1 million for 2004 compared to $114.2 million for 2003. This 37 percent increase was primarily due to substantially higher natural gas prices and production volume growth primarily from the Pinedale Anticline development.

        Gathering, processing and treating realized segment-operating profit of $168.9 million for 2004 compared to $127.3 million for 2003. This 33 percent increase is primarily due to higher commodity prices.

        Gas transportation realized segment-operating profit of $11.0 million for 2004 compared to $11.6 million for 2003. The transportation segment includes the results from the MIGC and MGTC pipelines in the Powder River Basin.

        Marketing realized segment-operating profit of $24.6 million for 2004 compared to $30.7 million for 2003. This segment utilizes storage capacity and a dedicated portion of the Company's firm transportation capacity to purchase gas in the Rocky Mountain region for resale in the higher priced Mid-Continent markets.

        Capital Expenditures.    Capital expenditures for 2004 totaled $306.6 million and consisted of the following: (i) $204.4 million related to exploration and production and lease acquisition activities; (ii) $93.5 million related to gathering, processing, treating and pipeline assets, including $9.0 million for maintaining existing facilities; and (iii) $8.7 million for miscellaneous items.

        Balance Sheet.    At December 31, 2004, Western had total assets of $1.8 billion, cash and cash equivalents in short-term investments of $4.8 million, total long-term debt outstanding of $382.0 million and a debt to capitalization ratio, net of cash and cash equivalents, of 36 percent.

        Other Information.    Information about the Company's significant projects, anticipated capital expenditures, equity production, proven reserves and operational guidance was provided in press releases issued by the Company on January 20, 2005, February 17, 2005 and February 24, 2005.

        CEO comments.    Peter Dea, President and Chief Executive Officer, commented, "Strong commodity prices, continued volume growth and our low-cost structure all combined to deliver our shareholders the highest net income and cash flow in the Company's history. More importantly, 2004 positioned the Company for future growth and value appreciation, including the restructuring of our balance sheet to the strongest level in years. By adding nearly a half million new acres in potentially high impact resource plays, Western now controls approximately 1.6 million net acres in the Rockies. We look forward to another very successful year in 2005, as we unlock future value from our high quality leasehold of unconventional gas resource plays and fully integrated assets, particularly combined with our low cost structure and anticipated outlook for favorable commodity prices."

        Earnings conference call.    Western invites you to participate in its fourth quarter and year-end 2004 earnings conference call today (February 24, 2005) at 9:30 a.m. (Mountain Time) by dialing (719) 457-2692. Please dial in five to ten minutes before the start of the call. A replay of the conference call will be available through midnight, March 2, 2005 by dialing (719) 457-0820 (passcode 3485202). The live conference call may also be accessed on the Internet by logging onto Western's Web site at www.westerngas.com. Select Financial/Investor Information followed by the Current News option on the menu. Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay will be available on the web site through March 18, 2005.

        Company Description.    Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point. The Company's producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline. The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States. For additional Company information, visit Western's web site at www.westerngas.com.

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding production, new well locations and the development of reserves. Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially. These risks and uncertainties include, among other things, changes in natural gas and NGL prices, the timeliness of federal and state permitting activity, government regulation or action, geological risk, environmental risk, weather, rig availability, transportation capacity and other factors as discussed in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission

Financial Results:
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Sale of gas	$696,107	$554,154	$2,518,081	$2,463,451
Sale of natural gas liquids	131,361	87,268	450,761	346,108
Gathering, processing and transportation revenues	24,555	20,553	90,874	83,672
Price risk management activities	1,458	(3,770)	6,796	(21,820)
Other, net	458	408	3,201	2,599

Total revenues	853,939	658,613	3,069,713	2,874,010
Costs and expenses:
Product purchases	695,517	558,066	2,540,799	2,456,441
Plant and transportation operating expense	27,703	21,866	95,868	88,344
Oil and gas exploration and production costs	22,176	13,415	77,608	52,245
Depreciation, depletion and amortization	28,523	20,601	95,536	73,906
Selling and administrative expense	14,740	10,936	52,246	40,423
(Gain) loss on sale of assets	(121)	(298)	1,288	(156)
Earnings from equity investments	(1,880)	(2,147)	(7,124)	(7,356)
Interest expense	4,497	5,935	19,562	25,627
Loss from early extinguishment of debt	—	—	10,662	—

Total costs and expenses	791,155	628,374	2,886,445	2,729,474

Income before income taxes	62,784	30,239	183,268	144,536
Provision for income taxes	21,750	11,184	68,767	53,593

Income before cumulative effect of changes in accounting principles	41,034	19,055	114,501	90,943
Cumulative effect of changes in accounting principles, net of tax	—	—	4,714	(6,724)

Net income	41,034	19,055	119,215	84,219
Preferred stock requirements	—	(1,407)	(835)	(6,841)

Income attributable to common stock	$41,034	$17,648	$118,380	$77,378

Weighted average shares of common stock outstanding	74,001,545	66,783,138	72,419,980	66,412,228

Earnings per share of common stock	$0.55	$0.26	$1.63	$1.17

Weighted average shares of common stock—assuming dilution	75,243,839	75,200,808	73,494,747	74,694,420

Earnings per share of common stock—assuming dilution	$0.55 (1)	$0.25 (2)	$1.61 (3)	$1.13 (4)

(1)
Fully-diluted earnings per share for the quarter ended December 31, 2004 include, as potential common shares, the issuance of 1.2 million common shares from the possible exercise of stock options.

(2)
Fully-diluted earnings per share for the quarter ended December 31, 2003 include, as potential common shares, the issuance of 1.8 million common shares from the possible exercise of stock options and 6.6 million common shares upon an assumed conversion of the $2.625 cumulative convertible preferred stock, and also include an assumed reduction of preferred dividends of $1.4 million in determining income attributable to common stock.

(3)
Fully-diluted earnings per share for the year ended December 31, 2004 include, as potential common shares, the issuance of 1.1 million common shares from the possible exercise of stock options.

(4)
Fully-diluted earnings per share for the year ended December 31, 2003 include, as potential common shares, the issuance of 1.4 million common shares from the possible exercise of stock options and 6.9 million common shares upon an assumed conversion of the $2.625 cumulative convertible preferred stock, and also include an assumed reduction of preferred dividends of $6.8 million in determining income attributable to common stock.

Condensed Consolidated Balance Sheet:
(Dollars in thousands)

	As of December 31, 2004	As of December 31, 2003
Assets:
Current assets	$527,888	$387,303
Property and equipment, net	1,225,909	996,761
Other assets	90,727	76,460

Total assets	$1,844,524	$1,460,524

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities	$480,359	$358,981
Long-term debt	382,000	339,000
Other liabilities	300,137	200,034

Total liabilities	1,162,496	898,015
Stockholders' equity	682,028	562,509

Total liabilities and stockholders' equity	$1,844,524	$1,460,524

Reconciliation of Net Income to Adjusted EBITDA:
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net income	$41,034	$19,055	$119,215	$84,219
Add:
Cumulative effect of change in accounting principle, net of tax	—	—	(4,714)	6,724
Depreciation, depletion and amortization	28,523	20,601	95,536	73,906
Interest expense	4,497	5,935	19,562	25,627
Loss from early extinguishment of debt	—	—	10,662	—
Income taxes	21,750	11,184	68,767	53,593

Adjusted EBITDA	$95,804	$56,775	$309,028	$244,069

        These data do not purport to reflect any measure of operations or cash flow. Adjusted EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information, as it is a measure of financial performance used in the Company's credit facilities to monitor the Company's ability to perform under these facilities.

Reconciliation of Net Income to
Cash Flow before Working Capital Adjustments:
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net income	$41,034	$19,055	$119,215	$84,219
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	28,523	20,601	95,536	73,906
Deferred income taxes	23,756	10,054	66,289	49,326
Distributions more than equity income, net	868	(168)	127	1,076
(Gain) loss on sale of assets	(121)	(298)	1,288	(156)
Non-cash change in fair value of derivatives	591	(151)	(1,572)	(1,235)
Compensation expense from repriced stock options	164	94	646	376
Foreign currency translation adjustments	672	381	816	1,238
Cumulative effect of changes in accounting principles	—	—	(4,714)	6,724
Other non-cash items	(1,288)	48	1,296	192

Cash flow before working capital adjustments	$94,199	$49,616	$278,927	$215,666

        Cash Flow before Working Capital Adjustments is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information as it is an important measure of financial performance used by equity analysts.

Operating Results:
(Dollars in thousands except per Mcfe, per Mcf and per Gal amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Exploration and Production:
Average gas production—net volumes sold (MMcfed)	163	150	153	149
Average gas price ($/Mcfe)(1)	$5.16	$3.71	$4.69	$4.16
Gathering and transportation expense ($/Mcfe)	$0.68	$0.71	$0.72	$0.69
Average wellhead gas price ($/Mcfe)(2)	$4.48	$3.00	$3.97	$3.47
Production taxes ($/Mcfe)	$0.55	$0.19	$0.50	$0.39
LOE ($/Mcfe)(3)	$0.80	$0.57	$0.68	$0.46
Other expense ($/Mcfe)(4)	$0.07	$0.20	$0.12	$0.11
Effect of equity hedges	$3,279	$(4,122)	$6,720	$(22,371)
Segment—operating profit	$49,324	$24,078	$156,141	$114,231
Depreciation, depletion and amortization	$15,800	$9,900	$47,911	$33,322
Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,360	1,371	1,361	1,343
Average plant gas sales (MMcfd)	311	446	344	473
Average plant NGL sales (MGald)	1,328	1,365	1,386	1,354
Average gas price ($/Mcf)(5)	$5.86	$4.18	$5.23	$4.51
Average NGL price ($/Gal)(6)	$0. 93	$0.56	$0. 73	$0.55
Gross operating margin ($/Mcf)(7)	$0. 61	$0.47	$0. 54	$0.44
Plant operating expenses ($/Mcf)(7)	$0. 22	$0.17	$0.19	$0.17
Effect of equity hedges	$(5,869)	$(2,836)	$(15,688)	$(13,776)
Income from equity investments	$1,880	$2,147	$7,124	$7,356
Segment—operating profit	$46,002	$38,303	$168,877	$127,250
Depreciation, depletion and amortization	$10,604	$8,074	$38,585	$30,676
Gas Transportation:
Gas transportation volumes (MMcfd)	150	158	152	166
Transportation and sales revenue	$5,773	$5,654	$22,683	$22,287
Operating and product purchase expense	$2,467	$3,267	$11,709	$10,662
Segment—operating profit	$3,306	$2,387	$10,974	$11,625
Depreciation, depletion and amortization	$416	$414	$1,655	$1,689
Marketing:
Average gas sales (MMcfd)	1,213	1,328	1,225	1,361
Average NGL sales (MGald)	1,569	1,619	1,641	1,634
Average gas price ($/Mcf)	$6.19	$4.51	$5.59	$4.94
Average NGL price ($/Gal)	$0.91	$0.59	$0.75	$0.58
Average gas sales margin ($/Mcf)	$0.079	$0.011	$0.041	$0.051
Average NGL sales margin ($/Gal)	$0.013	$0.007	$0.011	$0.009
Segment—operating profit	$10,642	$2,459	$24,622	$30,691
Depreciation, depletion and amortization	$36	$35	$123	$141

(1)
Net of fuel and shrink.

(2)
Net of fuel, shrink, gathering and transportation. Excludes effect of hedging.

(3)
Includes production overhead.

(4)
Includes exploratory expense, delay rentals, impairment and unsuccessful well expense.

(5)
Represents average gas sales price adjusted for appropriate regional differential.

(6)
Represents average NGL sales price adjusted for appropriate transportation and fractionation charges.

(7)
Per Mcf of throughput. Gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.

Investor Contact:	Ron Wirth, Director of Investor Relations (800) 933-5603 or (303) 252-6090 e-mail: rwirth@westerngas.com

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WESTERN GAS RESOURCES, INC. ANNOUNCES RECORD 2004 EARNINGS